FOR IMMEDIATE RELEASE:

Investor Contact:
Tom Line-Chief Financial Officer
614-255-5989 (tline@diamond-hill.com)

DIAMOND HILL INVESTMENT GROUP, INC.
REPORTS 2014 FINANCIAL RESULTS

Columbus, Ohio - February 27, 2015 - Diamond Hill Investment Group, Inc. (the “Company,” "we," "our") (NASDAQ:DHIL) today reported results for the year ended December 31, 2014.

Summary of Results of Operations
(in thousands, except per share figures)

	Three Months Ended December 31,			Year Ended December 31,
	2014	2013	% Change	2014	2013	% Change
Revenues:
Investment advisory	$24,509	$19,180	28%	$89,901	$69,967	28%
Mutual fund administration, net	3,962	3,144	26%	14,658	11,465	28%
Total revenue	28,471	22,324	28%	104,559	81,432	28%

Operating expenses	10,240	12,890	(21)%	57,099	50,750	13%
Net operating income	18,231	9,434	93%	47,460	30,682	55%

Investment income	2,073	1,482		2,906	4,950

Income before taxes	20,304	10,916	86%	50,366	35,632	41%
Net income	$12,553	$6,750	86%	$31,581	$22,155	43%

Earnings per share - diluted	$3.81	$2.10	81%	$9.67	$6.94	39%
Operating profit margin	64%	42%		45%	38%

325 John H. McConnell Blvd, Suite 200, Columbus, Ohio 43215 614-255-3333 info@diamond-hill.com

Selected Balance Sheet Data
(in thousands, except per share figures)

	December 31,
	2014	2013
Assets
Cash equivalents and investment portfolio	$81,205	$51,833
Accounts receivable	16,514	13,002
Deferred taxes	5,659	8,063
Other assets	4,331	2,455
Total assets	$107,709	$75,353

Liabilities	33,390	30,410

Total shareholders' equity	74,319	44,943

Total liabilities and shareholders' equity	$107,709	$75,353

Book value per share(a)	$22.40	$13.80
Outstanding shares	3,318	3,257

(a) - A $4 per share special dividend was paid in December 2014 and a $3 per share special dividend was paid in December 2013.

	Change in Assets Under Management
	For the Year Ended December 31,
(in millions)	2014	2013
AUM at beginning of the year	$12,186	$9,429
Net cash inflows (outflows)
proprietary funds	1,618	713
sub-advised funds	166	(758)
institutional accounts	478	(263)
	2,262	(308)
Net market appreciation and income	1,208	3,065
Increase during the year	3,470	2,757
AUM at end of the year	$15,656	$12,186

Discussion of 2014 operating profit margin:
The Company's fourth quarter and full year 2014 operating profit margins of 64% and 45%, respectively, were higher than historical results primarily as a result of a decrease in total compensation expense as a percentage of total revenues. A significant component of compensation expense is variable incentive compensation, which can fluctuate greatly from period to period. Incentive compensation expense is determined by many factors including investment results in client accounts, individual employee contributions, company performance and other factors.

About Diamond Hill:
We are an independent investment management firm with significant employee ownership and $15.1 billion in assets under management as of January 31, 2015.  We provide investment management services to institutions and individuals through mutual funds, institutional separate accounts, and private investment funds.  Our entire investment team shares the same intrinsic value investment philosophy focused on absolute returns, and our interests are firmly aligned with our clients through significant investment in its strategies.  For more information visit www.diamond-hill.com.

325 John H. McConnell Blvd, Suite 200, Columbus, Ohio 43215 614-255-3333 info@diamond-hill.com

Use of Supplemental Data as Non-GAAP Performance Measure
Net Operating Income After Tax

As supplemental information, we provide performance measures that are based on methodologies other than generally accepted accounting principles (“non-GAAP”) for “Net Operating Income After Tax” that management uses as benchmarks in evaluating and comparing the period-to-period operating performance of the Company and subsidiaries.

The Company defines “net operating income after tax” as our net operating income less income tax provision excluding investment related activity and the tax impact related to the investment related activity. We believe that “net operating income after tax” provides a good representation of our operating performance, as it excludes the impact of investment related activity on financial results. The amount of the investment portfolio and market fluctuations on the investments may change significantly from one period to another, which can distort the underlying earnings of a company. We also believe “net operating income after tax” is an important metric in estimating the value of an asset management business. This non-GAAP measure is provided in addition to net income and net operating income and is not a substitute for net income or net operating income and may not be comparable to non-GAAP performance measures of other companies.

	Year Ended December 31,
(in thousands, except per share data)	2014	2013
Net operating income, GAAP basis	$47,460	$30,682
Non-GAAP adjustments:
Tax provision excluding impact of investment income	(17,701)	(11,605)
Net operating income after tax, non-GAAP basis	$29,759	$19,077

Net operating income after tax per diluted share, non-GAAP basis	$9.11	$5.97

The tax provision excluding impact of investment income is calculated by applying the tax rate calculated from the income statement to net operating income.

Our management does not promote that investors consider the above non-GAAP financial measures alone, or as a substitute for, financial information prepared in accordance with GAAP.

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Throughout this press release, we may make forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, relating to such matters as anticipated operating results, prospects and levels of assets under management, technological developments, economic trends (including interest rates and market volatility), expected transactions and similar matters. The words “believe,” “expect,” “anticipate,” “estimate,” “should,” “hope,” “seek,” “plan,” “intend” and similar expressions identify forward-looking statements that speak only as of the date thereof. While we believe that the assumptions underlying our forward-looking statements are reasonable, investors are cautioned that any of the assumptions could prove to be inaccurate and accordingly, our actual results and experiences could differ materially from the anticipated results or other expectations expressed in our forward-looking statements. Factors that could cause such actual results or experiences to differ from results discussed in the forward-looking statements include, but are not limited to: the adverse effect from a decline in the securities markets; a decline in the performance of our products; changes in interest rates; changes in national and local economic and political conditions, including the effects of implementation of the Budget Control Act of 2011, the American Taxpayer Relief Act of 2012, the Jumpstart Our Business Startups Act of 2012 and the continuing economic uncertainty in various parts of the world; changes in government policy and regulation, including monetary policy; changes in our ability to attract or retain key employees; unforeseen costs and other effects related to legal proceedings or investigations of governmental and self-regulatory organizations; and other risks identified from time-to-time in other public documents on file with the U. S. Securities and Exchange Commission.

325 John H. McConnell Blvd, Suite 200, Columbus, Ohio 43215 614-255-3333 info@diamond-hill.com